As filed with the Securities and Exchange Commission on July 29, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NUTRISYSTEM, INC.

(Exact name of Registrant as specified in its charter)

Delaware	7389	23-3012204
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

200 Welsh Road

Horsham, Pennsylvania 19044

(215) 706-5300

(Address, Including Zip Code, and Telephone Number,

Including Area Code, of Registrant’s Principal Executive Offices)

James D. Brown

NutriSystem, Inc.

200 Welsh Road

Horsham, Pennsylvania 19044

(215) 706-5300

(Name and Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $.001 par value per share	11,906,710	$1.675	$19,943,739	$2,527.00

(1)	Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices reported on the American Stock Exchange on July 23, 2004.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING HOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JULY 29, 2004

PRELIMINARY PROSPECTUS

11,906,710 Shares

NUTRISYSTEM, INC.

Common Stock

This prospectus relates to the public offering, which is not being underwritten, of 11,906,710 shares of our common stock that the selling stockholders named in this prospectus may offer for sale from time to time. We are registering the common shares to provide the selling stockholders with registered securities, but this registration statement does not necessarily mean that the selling stockholders will offer to sell the shares. The selling stockholders named in this prospectus currently own the shares they are offering. These securities were acquired from our former Chief Executive Officers and two former directors on December 20, 2002. Stockholders holding 3,356,499 shares of our common stock that were acquired on December 20, 2002, are not registering their shares under this prospectus, including 2,593,715 shares held by Michael J. Hagan, our current Chairman and Chief Executive Officer and 762,784 shares held by George Jankovic, our President and Chief Operations Officer.

The selling stockholders may offer for resale through this prospectus the shares of common stock at various times at market prices prevailing at the time of sale or at privately negotiated prices. The selling stockholders may resell the common stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. We will not receive any of the proceeds from the resale of the common stock offered through this prospectus. We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares.

Shares of our common stock are quoted on the American Stock Exchange under the symbol “NSI.” The last reported sale price of the shares on July     , 2004, was $             per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.

RISK FACTORS BEGIN ON PAGE 2.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                          , 2004

i

SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus or incorporated by reference in this prospectus and may not contain all the information that is important to you.

Our Company

NutriSystem, Inc. (a Delaware corporation) together with its subsidiaries (“NutriSystem” or the “Company”) provides weight loss programs and distributes pre-packaged foods. The NutriSystem diet program was originally developed by the Company’s predecessor businesses, including Nutri/System L.P. and Nutri/System Direct, L.L.C. (collectively, the “Predecessor Businesses”), that operated through company-owned and franchised weight loss centers. Currently, there are no company-operated centers and the Company terminated its last franchise agreements in 2003. There are 23 independent center-based distributors that operate without franchise agreements (“Case Distributors”). In 1998, the Company initiated Nutri/System Direct, L.L.C., a marketing program using independent commissioned representatives. In late 1999, the Company began selling directly to the consumer through the Internet and by telephone. In 2001, the Company began selling foods through QVC, a television shopping network. The Company’s pre-packaged foods are now sold to weight loss program participants directly via the Internet and telephone (the “Direct” channel) and through independent commissioned representatives (the “Field Sales” channel), Case Distributor weight loss centers (the “Case Distributor” channel) and QVC.

On December 20, 2002, HJM Holdings LLC and NewSpring Ventures, L.P. collectively acquired 15,313,500 shares, or 58.4% of the then outstanding shares of common stock, from existing stockholders effecting a change in control of the Company. The Company was not a party to the transaction. The shares covered by this prospectus constitute 11,906,710 of such shares.

About NutriSystem

Principal Executive Offices:	Internet Address:
NutriSystem, Inc. 200 Welsh Road Horsham, Pennsylvania 19044 Phone: (215) 706-5300	www.nutrisystem.com (Information contained on our Web site is not a part of this prospectus)

RISK FACTORS

An investment in our securities involves a high degree of risk. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors before making an investment decision concerning our securities. You should not purchase our securities if you cannot afford the loss of your entire investment.

If consumers do not widely accept an online or telephonic source for weight loss products and services, the Company will be unable to increase its customer base.

The Company’s success depends on attracting and retaining a high volume of online or telephonic customers. Factors that could prevent or delay the widespread consumer acceptance of purchasing weight loss products and services online or by telephone include problems with or customer concerns about:

•	the security of online or telephonic transactions;

•	the loss of privacy with respect to personal weight and health information;

•	delays in responses to inquiries;

•	delivery time associated with telephone or online orders, compared to the immediate receipt of products at a store or weight loss center;

•	shipping charges, which do not apply to shopping at stores or traditional weight loss centers;

•	concern about the ability to return or exchange orders;

•	the absence of face-to-face contact with counselors and other dieters; and

•	the loss of the discipline, accountability and support associated with group sessions.

If the Company does not receive adequate supply from its food and other manufacturers, revenues and earnings could suffer.

The Company relies solely on contract manufacturers to supply all of the food and other products it sells. The Company does not have written contracts with any suppliers and it is subject to numerous risks associated with these suppliers’ businesses, including labor disruptions, delivery problems, shortages of ingredients and equipment failure. If the Company cannot supply a sufficient quantity, quality and variety of products to its customers on acceptable commercial terms, it would lose revenues and market share or incur higher costs.

The Company is dependent on its chief executive officer and other key managers for future success and these persons are not obligated to stay with the Company.

The Company’s future success depends to a significant degree on the skills, experience and efforts of Michael J. Hagan, its Chief Executive Officer, and other key managerial personnel. The loss of the services of any of these individuals could harm the business. The Company does not have an employment agreement with Mr. Hagan or any other key personnel. In addition, the Company has not obtained life insurance on any key employees. If any key employees left NutriSystem or were seriously injured and became unable to work, the business could be harmed.

The Company may be subject to health-related claims from customers.

The Company’s weight loss program does not include medical treatment or medical advice, and the Company does not engage physicians or nurses to monitor the progress of its customers. A registered dietician is available to our diet counselors continuously. Many persons who are overweight suffer from other physical conditions, and NutriSystem’s target consumers could be considered a high-risk population in some respects. A customer who experiences health problems could bring a lawsuit against the Company alleging that such problems were caused by participation in the weight loss program because certain side effects can be associated with weight loss. For example, the Company’s Predecessor Businesses suffered substantial losses due to allegations that their weight loss programs led to gall bladder disease, even though no medical link was proven. Persons who suffer side effects while participating in the program may assert claims against the Company whether or not the program was responsible for causing the effects. Although the Company carries general liability insurance, its insurance may not cover claims of these types.

The weight loss industry is subject to adverse publicity, which could harm the business.

The weight loss industry receives adverse publicity from time to time, and the occurrence of such publicity could harm the Company, even if the adverse publicity is not directly related to NutriSystem. In the early 1990s, the Predecessor Businesses were subject to extremely damaging adverse publicity relating to a large number of lawsuits alleging that the NutriSystem weight loss program led to gall bladder disease. This publicity was a factor that contributed to the bankruptcy of our Predecessor Businesses in 1993. More recently, the Predecessor Businesses were severely impacted by significant litigation and damaging publicity related to the use by customers of the weight loss program of fen-phen as an appetite suppressant, which the Food and Drug Administration (the “FDA”) ordered withdrawn from the market in September 1997. The significant decline in business resulting from the fen-phen problems caused the Predecessor Businesses to close all of their company-owned weight loss centers. Congressional hearings about certain practices in the weight loss industry have also resulted in adverse publicity and a consequent decline in the revenues of weight loss businesses. Future research reports or publicity that are perceived as unfavorable or that question certain weight loss programs, products or methods could result in a decline in the Company’s revenues. Because of the Company’s dependence on consumer perceptions, adverse publicity associated with illness or other undesirable effects resulting from the consumption of the Company’s products or competitors’ similar products, whether or not accurate, could also damage customer confidence in the NutriSystem weight loss program and result in a decline in revenues. Adverse publicity could arise even if the unfavorable effects associated with weight loss products or services resulted from the user’s failure to use such products or services appropriately.

New weight loss products or services may put the Company at a competitive disadvantage.

On an ongoing basis, many existing and potential providers of weight loss solutions, including many pharmaceutical firms with significantly greater financial and operating resources than NutriSystem, are developing new products and services. The creation of a weight loss solution, such as a drug therapy, that was perceived to be safe, effective and “easier” than a portioned controlled meal plan would put the Company at a disadvantage in the marketplace and results of operations could be negatively affected.

The weight loss industry is subject to governmental regulation that could increase in severity and hurt results of operations.

Certain advertising practices in the weight loss industry have led to investigations from time to time by the Federal Trade Commission (the “FTC”) and other governmental agencies. Many companies in the weight loss industry, including the Predecessor Businesses, have entered into consent decrees with the FTC relating to weight loss claims and other advertising practices. The Company continues to be subject to such consent decrees. These consent decrees restrict the manner in which the Company’s advertising describes the success customers have achieved in losing weight through the program and require the Company to include the phrase “results not typical” in such advertisements. The Company cannot be sure that this regulation will not increase in scope or severity in the future, which could have a material adverse impact on its business. Remedies available in administrative actions may include requiring the Company to refund amounts paid by all affected customers or pay other damages, which could be substantial.

The Company may be subject to health-related claims or other liabilities by customers of the Predecessor Businesses, and such claims or liabilities could adversely affect results of operations.

The Predecessor Businesses were subject to numerous claims based on various health-related concerns during their 30-year operating history, including most recently, claims related to the use of fen-phen. American Home Products has agreed to indemnify Nutri/System L.P. against the fen-phen claims. The Company has not been named in any such litigation, however, if it were, it would need to defend itself against such claims. Such litigation, regardless of its merit and ultimate outcome, is often lengthy and costly. Therefore, if the Company becomes involved in any such litigation, results of operations could be negatively affected.

The sale of ingested products involves product liability and other risks.

Like any other distributor of products that are ingested, the Company faces an inherent risk of exposure to product liability claims if the use of its products results in illness or injury. The food that the Company resells is subject to certain laws and regulations of the FDA, which establishes manufacturing practices and quality standards for food products. If the Company does not have adequate insurance or contractual indemnification from its suppliers, product liability claims could have a material adverse effect on the business. Distributors of weight loss food products, vitamins, nutritional supplements and minerals, including the Predecessor Businesses, have been named as defendants in product liability lawsuits from time to time. The successful assertion or settlement of an uninsured claim, a significant number of insured claims or a claim exceeding the limits of the Company’s insurance coverage would harm it by adding costs to the business and by diverting the attention of senior management from the operation of the business. The Company may also be subject to claims that its products contain contaminants, are improperly labeled, include inadequate instructions as to use or inadequate warnings covering interactions with other substances. Product liability litigation, even if not meritorious, is very expensive and could also entail adverse publicity for the Company and reduce its revenues.

The Company may be subject to claims that its personnel are unqualified to provide proper weight loss advice.

Most of the Company’s counselors for our diet program do not have extensive training or certification in nutrition, diet or health fields and have only undergone the training they receive from the Company. NutriSystem may be subject to claims from its customers alleging that its personnel do not have the qualifications necessary to provide proper advice regarding weight loss. The Company may also be subject to claims that its personnel have provided inappropriate advice or have inappropriately referred or failed to refer customers for matters other than weight loss. Although the Company carries relevant liability insurance, such claims could result in damage to the Company’s reputation.

NutriSystem has a history of operating losses and an accumulated deficit and it may become unprofitable.

The Company and its Predecessor Businesses have incurred losses in four of the last six calendar years. At March 31, 2004, the Company had an accumulated deficit of $22 million. The Company needs to continue to generate significant revenues to maintain profitability, and it may not be able to do so.

The Company’s stock price has been volatile and its trading volume has been low. These conditions may continue or worsen.

The Company’s common stock was delisted from the Nasdaq National Market on May 25, 2001, was quoted on the Nasdaq OTC Bulletin Board until May 10, 2004, and is now listed on the American Stock Exchange. It has often traded at very low volumes. The Company cannot predict when a more liquid trading market may develop. In addition, the Company’s share price may decline for reasons related, or unrelated, to future operating results. For example, in October 2000, the Company’s share price declined substantially for reasons it believes are unrelated to operating performance. There are many factors, including the risk factors described in this prospectus, that may cause operating results to fluctuate or have a significant adverse effect on the market price of the Company’s common stock.

Certain anti-takeover provisions in the Company’s certificate of incorporation and Delaware law may deter or prevent a change in control of the Company, even if that change would be beneficial to its stockholders.

Provisions of the Company’s certificate of incorporation, bylaws and Delaware law may have the effect of deterring unsolicited takeovers or delaying or preventing changes in control of the Company, including transactions in which its stockholders might otherwise receive a premium for their shares over then current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests.

The Company’s certificate of incorporation permits its Board of Directors to issue preferred stock without stockholder approval upon such terms as its Board of Directors may determine. The rights of the holders of its common stock will be junior to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the Company’s outstanding common stock. The issuance of a substantial number of preferred shares could adversely affect the price of the Company’s common stock.

If our share price declines significantly, then our stock may be deemed to be penny stock.

If our common stock is considered penny stock, it would be subject to rules that impose additional sales practices on broker-dealers who sell our securities. Because of these additional obligations, some brokers may be unwilling to effect transactions in our stock. This could have an adverse effect on the liquidity of our common stock and the ability of investors to sell the common stock. For example, broker-dealers must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. Also, a disclosure schedule must be prepared prior to any transaction involving a penny stock and disclosure is required about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

If we are able to grow our business, we may not be able to manage the growth successfully.

If we are able to grow our business, such growth could place a significant strain on our resources and systems. To manage our growth, we must implement systems and train and manage our employees. In addition, we may not be able to limit our exposure to non-creditworthy customers.

We may seek to raise or acquire additional capital, which could dilute our existing stockholders.

We may seek to grow our business by acquiring other businesses. In addition, we may seek to raise additional capital. We may be required to incur debt or issue equity securities to pay for acquisitions or to acquire additional capital, which may be dilutive to our existing stockholders.

Shares eligible for future sale by our current or future stockholders may cause our stock price to decline.

If our stockholders or option and warrant holders sell substantial amounts of our common stock in the public market, including shares issued in completed or future acquisitions or upon the exercise of outstanding options and warrants, then the market price of our common stock could fall. As of June 30, 2004, the holders of 2,326,000 shares of common stock and warrants to purchase 698,740 shares of common stock have demand and/or piggyback registration rights. The exercise of such rights could adversely affect the market price of our common stock. We also have filed a registration statement to register shares of common stock under our stock option plans. Shares issued pursuant to existing or future shelf registration statements, upon exercise of stock options and warrants will be eligible for resale in the public market without restriction.

We have a large number of shares of common stock that can be sold in the public market, and future sales of our common stock, or the perception that such future sales may occur, may cause our stock price to decline.

A substantial number of shares of our common stock could be sold into the public market in this offering. Up to 11,906,710 shares could be offered for sale under this prospectus, representing approximately 40.8% of the outstanding common stock as of June 30, 2004. In addition, as of such date, another 3,039,740 shares of common stock could be offered for sale under another effective registration statement on Form S-3. The sale of a substantial number of shares of our common stock, or the perception that such sales could occur, could materially and adversely affect the market price of our common stock.

FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this prospectus contain some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance.

Any or all of our forward-looking statements in this prospectus may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this prospectus will be important in determining future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially.

We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our reports to the SEC on Forms 10-K, 10-Q and 8-K. Also note that we provide a cautionary discussion of risks and uncertainties under “Risk Factors” on page 2 of this prospectus. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

USE OF PROCEEDS

We will not receive any proceeds from the resale of the common stock offered through this prospectus.

SELLING STOCKHOLDERS

The shares of common stock included in this prospectus were acquired from existing stockholders in a private transaction on December 20, 2002. The transaction was exempt from the registration requirements of the Securities Act. We have filed this registration statement to register for resale the shares of common stock set forth below for the named selling stockholders. We will amend this registration statement and the list of selling stockholders in the event that New Spring Ventures L.P. or any other selling stockholders make distributions of shares to their investors. Shares may also be sold by donees, pledgees and other transferees or successors in interest of the selling stockholders.

The following table sets forth information, as of June 30, 2004, with respect to each selling stockholder. The information below is based on information provided by or on behalf of the selling stockholders.

	Shares Beneficially Owned Before Offering		Shares Offered Hereby	Shares Beneficially Owned After Offering
	Number	Percentage		Number	Percentage
Certain HJM Investors
The Musser Foundation	305,114	1%	305,114	0
Hilary Musser	230,312	*	167,812	62,500
Brian Tierney	176,918	*	114,418	62,500
MPI, LP	1,009,926	3%	1,009,926	0
Peter Musser	152,556	*	152,556	0
Mark Sugarman	305,114	1%	305,114	0
Jason Sugarman Living Trust	76,278	*	76,278	0
Ira Lubert	305,114	1%	305,114	0
Richard Sprague	152,557	*	152,557	0
John Hanhauser	152,556	*	152,556	0
James A. & Rachel Mirage jtwros	114,418	*	114,418	0
David Kostman	53,396	*	53,396	0
James W. McKenzie, Jr.	22,884	*	22,884	0
Timothy Regan	244,202	*	244,202	0
Edward Walters	254,262	*	254,262	0
Greg Walters	244,202	*	244,202	0
Dr. Joseph Besecker	114,418	*	114,418	0
Groundhog Fund LP	114,418	*	114,418	0
Cymry Limited Partnership I	152,556	*	152,556	0
Mark L. Walsh	305,114	1%	305,114	0
Philip A. Rooney & R. Kirk Morgan Trustee	152,556	*	152,556	0
Bradley Feld	38,139	*	38,139	0
John J. and Gail C. Hagan	146,520		146,520	0
Charles J. and Dorothy S. Tornetta Descendant	76,278	*	76,278	0
Augustus J. and Mary S. Tornetta Descendant	76,278	*	76,278	0
Valley Forge Properties, LP	152,556	*	152,556	0
William Kronenberg III	381,392	1%	381,392	0
Brian G. McElwee	305,114	1%	305,114	0
Steven M. Katz	76,278	*	76,278	0
Villandry Holdings, LLC	76,278	*	76,278	0
Chris Lange	76,278	*	76,278	0
Michael Forman.	152,556	*	152,556	0
Joseph J. Anania, Jr.	76,278	*	76,278	0
Wynnefield Private Equity Partners II, LP	381,392	1%	381,392	0
The Hagan Family Trust	146,520		146,520	0
Eastern Technology Fund L.P.	439,574	2%	439,574	0

Subtotal	7,240,302	25%	7,115,302	125,000

New Spring Ventures
New Spring Ventures L.P.	4,791,408	16%	4,791,408	0

Total	12,031,710	41%	11,906,710	125,000

*	Less than 1%.

Because the selling stockholders may offer all or some portion of the shares pursuant to this prospectus, we cannot give an estimate as to the number of shares that the selling stockholders will beneficially own upon completion of its sales pursuant to this prospectus. In addition, the selling stockholders may have sold, transferred or otherwise disposed of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act, or it may have acquired other shares, since the date on which they first provided the information to us regarding its shares. However, if the selling stockholders do not acquire any additional shares of common stock and sell all of the shares offered by them (including any shares that may be issued to them upon exercise of the warrants held by them), the selling stockholders will not beneficially own any shares of common stock upon completion of the sale of the shares offered by it.

PLAN OF DISTRIBUTION

The selling stockholders and their successors, which includes their transferees, pledgees or donees or their successors, may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers, which discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. The common stock may be sold by one or more of, or a combination of, the following:

•	a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of such exchange;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

•	in privately negotiated transactions.

In connection with the sale of the common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of the common stock and deliver these securities to close out such short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them hereby will be the purchase price of such common stock less discounts and commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock, may be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”). Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders that are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders have acknowledged that they understand their obligations to comply with the provisions of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. A selling stockholder may not sell any common stock described herein and may not transfer, devise or gift such securities by other means not described in this prospectus. On December 20, 2004, Rule 144(k) will become available to the selling stockholders covered by this prospectus who are not affiliates of the Company and who have not been affiliates for the preceding three months.

To the extent required, the specific common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by our counsel, Morgan, Lewis & Bockius LLP.

EXPERTS

The consolidated financial statements of NutriSystem, Inc. as of December 31, 2003 and 2002, and for the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP (“KPMG”), independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements of NutriSystem, Inc. as of December 31, 2001, and of the year then ended, incorporated by reference herein and in the registration statement, were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on these financial statements in their report dated February 13, 2002.

On July 3, 2002, at the direction of our Board of Directors and upon the recommendation and approval of our Audit Committee, we dismissed Arthur Andersen LLP (“Andersen”) as our principal independent public accountants, and engaged KPMG as our independent registered public accounting firm.

In connection with the audits for the two most recent years ended December 31, 2001 and 2000, and the subsequent interim period through July 3, 2002, there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to the satisfaction of Andersen, would have caused Andersen to make reference to the subject matter of such disagreements in connection with its reports on our consolidated financial statements for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

The reports of Andersen on our consolidated financial statements, as of and for the years ended December 31, 2001 and 2000, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

We provided Andersen with the foregoing disclosures and requested Andersen to furnish a letter addressed to the SEC, stating whether it agreed with the above statements. Although we have received no information from Andersen that Andersen has a basis for disagreement with such statements, we have been unable to obtain such a letter from Andersen principally due to the fact that the personnel at Andersen (including the engagement partner and manager) primarily responsible for auditing our financial statements have left Andersen.

Andersen has not consented to the inclusion of its report in the registration statement related to this prospectus, and we have dispensed with the requirement to file its consent with the registration statement, as otherwise required by Section 7 of the Securities Act, in reliance on Rule 437a promulgated under the Securities Act. Because Andersen has not consented to the inclusion of its report in the registration statement, you bear the risk that you will not be able to recover against Andersen under Section 11 of the Securities Act with respect to any untrue statements of a material fact contained in the consolidated financial statements audited by Andersen, or any omissions to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

During the years ended December 31, 2001 and 2000, and through July 3, 2002, neither we nor anyone on our behalf consulted KPMG regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any other matters or reportable events, as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

ABOUT THIS PROSPECTUS

This prospectus describes certain securities of NutriSystem, Inc., a Delaware corporation We sometimes refer to NutriSystem, Inc. using the words “we,” “our” or “us,” or as the “Company.” Before you decide whether to invest in our securities, you should read this prospectus and any information we otherwise file with the SEC. No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by NutriSystem, Inc., any selling stockholder or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

WHERE YOU CAN FIND MORE INFORMATION

The SEC permits us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC after the date of this prospectus will automatically update and supersede this information. However, any information contained herein shall modify or supersede information contained in documents we filed with the SEC before the date of this prospectus.

We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering is completed.

(1)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

(2)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

(3)	The Company’s Current Reports on Form 8-K, filed with the SEC on April 30, 2004.

(4)	The description of the common stock of the Company contained in Form 8-A under the Exchange Act filed on May 7, 2004, including any amendment or report filed for the purpose of updating such description.

If you request a copy of any or all of the documents incorporated by reference by written or oral request, then we will send to you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to NutriSystem, Inc., 202 Welsh Road, Horsham, Pennsylvania 193044, Attention: James D. Brown, (215) 706-5302.

In addition, we file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following locations of the SEC: (1) Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and (2) Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511.

You may also obtain copies of this information by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site that contains all information filed electronically by us. The address of the SEC’s Web site is http://www.sec.gov.

Our common stock is listed on The American Stock Exchange. Reports, proxy statements and other information concerning NutriSystem can be inspected at American Stock Exchange, 86 Trinity Place, New York, New York 10006.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS. IF ANY PERSON DOES MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS, YOU SHOULD NOT RELY ON IT. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR IS IT SEEKING AN OFFER TO BUY, THESE SECURITIES IN ANY STATE IN WHICH THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS COMPLETE AND ACCURATE AS OF ITS DATE, BUT THE INFORMATION MAY CHANGE AFTER THAT DATE.

NUTRISYSTEM, INC.

11,906,710 SHARES

OF COMMON STOCK

PROSPECTUS

                     , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the estimated expenses of the issuance and distribution of the securities offered hereby, all of which will be paid by NutriSystem, Inc.

Registration fee	$2,527
Printing fees	4,000
Legal fees	6,000
Accounting fees	3,000
Miscellaneous	2,000

Total	$17,527

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The registrant’s certificate of incorporation permits indemnification to the fullest extent permitted by Delaware law. The registrant’s bylaws require the registrant to indemnify any person who was or is an authorized representative of the registrant, and who was or is a party or is threatened to be made by a party to any corporate proceeding, by reason of the fact that such person was or is an authorized representative of the Registrant, against judgments, penalties, fines and amounts paid in settlement and expenses actually and reasonably incurred by such person in connection with such third party proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the registrant and, with respect to any criminal third party proceeding (including any action or investigation which could or does lead to any criminal third party proceedings) had no reasonable cause to believe such conduct was unlawful. The registrant shall also indemnify any person who was or is an authorized representative of the registrant and who was or is a party or is threatened to be made a party to any corporate proceeding by reason of the fact that such person was or is an authorized representative of the registrant, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such corporate action if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the registrant, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the registrant unless and only to the extent that the Delaware Court of Chancery or the court in which such corporate proceeding was pending shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such authorized representative is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Such indemnification is mandatory under the registrant’s bylaws as to expenses actually and reasonably incurred to the extent that an authorized representative of the registrant had been successful on the merits or otherwise in defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein. The determination of whether an individual is entitled to indemnification may be made by a majority of disinterested directors, independent legal counsel in a written legal opinion or the stockholders. Delaware law also permits indemnification in connection with a proceeding brought by or in the right of the registrant to procure a judgment in its favor. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16. EXHIBITS.

(a)	The following exhibits filed as part of this registration statement are as follows:

Exhibit Number	Description
5	Opinion of Morgan, Lewis & Bockius LLP regarding the legality of the securities being registered

23.1	Consent of KPMG LLP

23.2	Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5 hereto)

24	Power of Attorney (included on signature page to this registration statement)

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which any offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment hereof) which, individually or in aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any other material change to such information in the registration statement.

(2)	That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities being offered therein and the offering of such securities at the time may be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities which are being registered which remain unsold at the termination of the offering.

(4)	That for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed by the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Horsham, Pennsylvania as of July 28, 2004.

NUTRISYSTEM, INC.

By:	/s/ Michael J. Hagan
Michael J. Hagan
Chairman of the Board and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Michael J. Hagan and James D. Brown, or either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the SEC, granting said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Michael J. Hagan Michael J. Hagan	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	July 28, 2004

/s/ James D. Brown James D. Brown	Chief Financial Officer (Principal Financial and Accounting Officer)	July 28, 2004

/s/ George Jankovic George Jankovic	President, Chief Operations Officer and Director	July 28, 2004

/s/ Ian J. Berg Ian J. Berg	Director	July 28, 2004

/s/ Michael A. DiPiano Michael A. DiPiano	Director	July 28, 2004

/s/ Warren V. (Pete) Musser Warren V. (Pete) Musser	Director	July 28, 2004

/s/ Brian P. Tierney Brian P. Tierney	Director	July 28, 2004

/s/ Stephen T. Zarrilli Stephen T. Zarrilli	Director	July 28, 2004

S-1